P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2013

MELVILLE, N.Y., August 12, 2013 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2013.

P&F Industries, Inc. is reporting revenue of $19,476,000 and $40,185,000, respectively, for the three and six-month periods ended June 30, 2013, compared to $15,241,000 and $29,558,000, respectively, for the same periods in 2012. For the three and six-month periods ended June 30, 2013 the Company is reporting income before income taxes of $1,404,000 and $2,397,000, respectively, compared to $823,000 and $1,552,000, respectively, for the same periods in 2012.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Despite the on-going sluggishness in the sectors of the economy we serve, during the second quarter of 2013, we were able to increase our revenue and pre-tax income 27.8% and 70.6%, respectively, compared to the second quarter of 2012.” He added, “Our Tools segment revenue during the second quarter of 2013 increased 36.7% over the same period in 2012, primarily due to the addition of The Home Depot, with our Hardware segment improving 12.3%. Our management teams throughout the organization remain focused on successfully expanding their presence in their respective markets, without sacrificing quality or customer service.”

For the three and six-month periods ended June 30, 2013 the Company’s after-tax income was $875,000 and $1,496,000, respectively, compared to $796,000 and $1,502,000, respectively, for the same periods in 2012. Mr. Horowitz noted, “During the third quarter of 2012, we reversed the valuation allowance on our federal deferred tax assets, which, thereafter has impacted our effective tax rates and after-tax earnings. As a result of the reversal of the valuation allowance, our effective tax rate for the three and six-months ended June 30, 2013 were 37.7% and 37.6%, respectively, compared to 3.3% and 3.2%, respectively, for the three and six-month periods ended June 30, 2012. The increase in our effective tax rate reflects the usage of our deferred tax assets and should not result in any material cash outlay. Lastly, we are reporting basic earnings per share for the three and six-month periods ended June 30, 2013 of $0.24 and $0.41, respectively, compared to $0.22 and $0.42, respectively, for the same periods in 2012. Our diluted earnings per share for the three and six-month periods ended June 30, 2013 were $0.23 and $0.39, respectively, compared to $0.22 and $0.41, respectively for the same periods in the prior year.”

The Company is reporting the following:

An analysis of Florida Pneumatic’s revenue for 2013 and 2012 is as follows:

	Three months ended June 30,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$6,789,000	73.3%	$2,594,000	48.0%	$4,195,000	161.7%
Industrial/catalog	1,782,000	19.3	1,957,000	36.2	(175,000)	(8.9)
Automotive	322,000	3.5	274,000	5.1	48,000	17.5
Other [1]	363,000	3.9	581,000	10.7	(218,000)	(37.5)
Total	$9,256,000	100.0%	$5,406,000	100.0%	$3,850,000)	71.2%

	Six months ended June 30,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$15,668,000	75.6%	$5,055,000	46.7%	$10,613,000	210.0%
Industrial/catalog	3,701,000	17.9	3,965,000	36.7	(264,000)	(6.7)
Automotive	588,000	2.8	578,000	5.3	10,000	1.7
Other [1]	761,000	3.7	1,225,000	11.3	(464,000)	(37.9)
Total	$20,718,000	100.0%	$10,823,000	100.0%	$9,895,000)	91.4%

1 Consists of revenue from the sale of air tools to the automotive market, Berkley pipe cutting tools, as well as a line of air filters and other OEM parts.

When comparing the three-month periods ended June 30, 2013 and 2012, The Home Depot accounted for the majority of the improvement in Florida Pneumatic’s Retail revenue growth. The Industrial/catalog sector, which had reported quarter over quarter improvement throughout 2012, had a slight decline in revenue, due primarily to a softening within the foundries and metal-working manufacturing sectors, which we believe is likely to continue at least though the third quarter of 2013. The improvement in Florida Pneumatic’s Automotive products revenue is due in large part to the release of new products into the marketplace. Other revenue during the second quarter of 2013 declined when compared to the same period in 2012, due to the loss of a large, low gross margin air filter customer. Florida Pneumatic’s decision to place greater emphasis on expanding its Retail products and Industrial/catalog lines will likely continue to negatively impact both its Automotive and Other product lines.

When comparing the six-month periods ended June 30, 2013 and 2012, the most significant factor contributing to the increase in Florida Pneumatic’s revenue has been the addition of The Home Depot, which has accounted for much of the increase to its Retail category. Industrial/catalog revenue during the first six months of 2013 has declined due in large part to a weakness with the specialty distributors, who service various general industries, such as foundries and metal-working manufacturers, which use abrasive/finishing tools such as grinders and cutting tools. The decline in revenue during the first six months of 2013 of Florida Pneumatic’s Other product lines is due to the loss of a large, low margin air filter customer, as well as its decision to focus on developing and expanding its presence in the retail sector, as well as its on-going effort to expand its position in the Industrial/catalog sector.

Hy-Tech manufactures and markets its own value-added line of air tools and parts, as well as distributes a complementary line of sockets (in the aggregate, “ATP”).

An analysis of Hy-Tech’s revenue for 2013 and 2012 is as follows:

	Three months ended June 30,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,568,000	64.7%	$2,917,000	68.4%	$(349,000)	(12.0)%
Hy-Tech Machine	713,000	18.0	431,000	10.1	282,000	65.4
Major customer	570,000	14.4	807,000	18.9	(237,000)	(29.4)
Other	114,000	2.9	112,000	2.6	2,000	1.8
Total	$3,965,000	100.0%	$4,267,000	100.0%	$(302,000)	(7.1)%

	Six months ended June 30,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$5,428,000	66.7%	$5,539,000	65.0%	$(111,000)	(2.0)%
Hy-Tech Machine	1,130,000	13.9	834,000	9.8	296,000	35.5
Major customer	1,390,000	17.1	1,903,000	22.3	(513,000)	(27.0)
Other	184,000	2.3	246,000	2.9	(62,000)	(25.2)
Total	$8,132,000	100.0%	$8,522,000	100.0%	$(390,000)	(4.6)%

When comparing the second quarter of 2013 to the same period in the prior year, ATP product revenue declined due primarily to a general softening of the market, which we believe is due to economic uncertainty on both a national and global level. Additionally, Hy-Tech Machine products (“Hy-Tech Machine”), which primarily are marketed to the mining, construction and industrial manufacturing sectors, also encountered a sluggish second quarter of 2013. However, as the result of a special order shipped during the quarter, Hy-Tech Machine revenue increased over the same period in the prior year. Revenue from its Major customer declined, from what we believe to be the result of both this customer continuing to reduce its world-wide inventory levels, compounded by the impact of a weak global economy.

When comparing the six-month periods ended June 30, 2013 and 2012, ATP revenue declined 2.0%. This decline is the result of a soft second quarter of 2013, compared to the same period in the prior year. We believe this uncertainty may continue into the third quarter of 2013. Revenue from its Hy-Tech Machine products have increased during the six-month period ended June 30, 2013 compared to the same period in 2012, primarily due to a special order shipped in the second quarter of 2013. Lastly, revenue from Hy-Tech’s Major customer during the six-month period ended June 30, 2013 declined 27.0%, compared to the same period in 2012.

Our Hardware segment, which currently consists of Nationwide, generates revenue from the sale of Fencing and Gate hardware, Kitchen and Bath accessories, OEM products and Patio hardware.

	Three months ended June 30,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and Gate hardware	$4,598,000	73.5%	$4,132,000	74.2%	$466,000	11.3%
Kitchen and Bath	757,000	12.1	690,000	12.4	67,000	9.7
OEM	500,000	8.0	404,000	7.3	96,000	23.8
Patio	400,000	6.4	342,000	6.1	58,000	17.0
Total	$6,255,000	100.0%	$5,568,000	100.0%	$687,000	12.3%

	Six months ended June 30,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and Gate hardware	$8,248,000	72.8%	$7,217,000	70.7%	$1,031,000	14.3%
Kitchen and Bath	1,460,000	12.9	1,533,000	15.0	(73,000)	(4.8)
OEM	865,000	7.6	834,000	8.2	31,000	3.7
Patio	762,000	6.7	629,000	6.1	133,000	21.1
Total	$11,335,000	100.0%	$10,213,000	100.0%	$1,122,000	11.0%

When comparing the second quarter of 2013 to 2012, an expanded customer base, an increase in housing starts, as well as new product releases, continue to be the significant factors in Nationwide’s improvement in their Fence and Gate hardware revenue. With respect to its Kitchen and Bath product line, Nationwide was able to increase revenue slightly, despite significant competitive pressures, which tend to erode this product line’s gross profit, along with the filing for bankruptcy protection by one of its major customers. The timing of orders for our OEM products tends to fluctuate when analyzing quarterly data. As such, while our first quarter of 2013 reflected an OEM revenue shortfall compared to the first quarter of 2012, we are reporting an increase during the second quarter of 2013 compared to the same period in the prior year. Lastly, increased activity in the sale of foreclosed homes occurring primarily in Florida is the most significant factor contributing to the increase in Patio revenue. Nationwide intends to continue its current growth strategy, which is to develop new products and accessories in the Fence and Gate hardware line, as well as to continue to expand its national market campaign. This action may impact its other product line performance.

Nationwide’s revenue for the six-month period ended June 30, 2013 reflects an increase of $1,122,000, when compared to the same period in 2012. Nearly 92% of this revenue growth was generated from their Fence and Gate hardware product line. As noted above, this improvement is due primarily to the introduction of new products, growth in new housing starts, along with expanded marketing efforts. The filing for bankruptcy protection by one of Nationwide’s major Kitchen and Bath customers, compounded by an overall softening of this sector, are key factors contributing to the decline in the Kitchen and Bath product line revenue.  The first six months’ revenue from Nationwide’s OEM product line is essentially flat compared to the same period in the prior year. Improved inventory levels along with an increase in the sale of foreclosed units, which tend to require repair / replacement of patio enclosures have been the key factors contributing to the increase in Patio revenue for the first six months of 2013, compared to the same period in 2012.

Gross Margins / Profits

	Three months ended June 30,		Increase (decrease)
	2013	2012	Amount		%
Tools	$4,744,000	$3,566,000	$1,178,000		33.0%
As percent of respective revenue	35.9%	36.9%	(1.0	)pts.
Hardware	$2,358,000	$2,111,000	$247,000		11.7%
As percent of respective revenue	37.7%	37.9%	(0.2	)pts.
Consolidated	$7,102,000	$5,677,000	$1,425,000		25.1%
As percent of respective revenue	36.5%	37.2%	(0.7	)pts.

	Six months ended June 30,		Increase (decrease)
	2013	2012	Amount		%
Tools	$10,562,000	$7,398,000	$3,164,000		42.8%
As percent of respective revenue	36.6%	38.2%	(1.6	)pts.
Hardware	$4,274,000	$3,890,000	$384,000		9.9%
As percent of respective revenue	37.7%	38.1%	(0.4	)pts.
Consolidated	$14,836,000	$11,288,000	$3,548,000		31.4%
As percent of respective revenue	36.9%	38.2%	(1.3	)pts.

	Three months ended June 30,		Increase (decrease)
	2013	2012	Amount		%
Florida Pneumatic	$3,035,000	$1,791,000	$1,244,000		69.5%
As percent of respective revenue	32.8%	33.1%	(0.3	)% pts.
Hy-Tech	$1,709,000	$1,775,000	$(66,000)		(3.7)%
As percent of respective revenue	43.1%	41.6%	1.5	% pts.

Total Tools	$4,744,000	$3,566,000	$1,178,000		33.0%
As percent of respective revenue	35.9%	36.9%	(1.0	)% pts.

	Six months ended June 30,		Increase (decrease)
	2013	2012	Amount		%
Florida Pneumatic	$7,081,000	$3,802,000	$3,279,000		86.2%
As percent of respective revenue	34.2%	35.1%	(0.9	)% pts.
Hy-Tech	$3,481,000	$3,596,000	$(115,000)		(3.2)%
As percent of respective revenue	42.8%	42.2%	0.6	% pts.

Total Tools	$10,562,000	$7,398,000	$3,164,000		42.8%
As percent of respective revenue	36.6%	38.2%	(1.6	)% pts.

Additional Retail revenue at Florida Pneumatic, which generates lower gross margins compared to its other product lines, effectively lowered its overall gross margin, when comparing the second quarter of 2013 to the same period in 2012. During the second quarter of 2012, Florida Pneumatic recorded a charge of $133,000, representing the estimated amount of unpaid import duty relating to certain products imported during the period from January 1, 2009 through June 19, 2012, which did not occur in the second quarter of 2013. Gross margin for Florida Pneumatic’s other product lines had little or no change. However, the increase in Retail revenue drove gross profit higher by $1,244,000. The change in Hy-Tech’s gross margin was due largely to product / customer mix, as well as improved cost of manufacturing.

Florida Pneumatic’s gross margin for the first six months of 2013 declined, when compared to the same period in 2012. A significant factor in this decline was the additional Retail revenue, which tends to generate lower gross margins compared to its other product lines. During the second quarter of 2012, Florida Pneumatic incurred the $133,000 charge to its gross margin, as discussed above. Gross margins for Florida Pneumatic’s other product lines had little or no change. For the six-month period ended June 30, 2013, Hy-Tech was able to improve its gross margin primarily through product mix, as well as through improved cost of manufacturing. However, slightly lower revenue caused its gross profit to decline.

Gross margin at Nationwide during the second quarter of 2013 declined 0.2 percentage point when compared to the same period in 2012. This decline is primarily due to: (i) product / customer mix and (ii) certain product cost increases for which Nationwide is unable to pass through to its customers. However, as the result of increased revenue, gross profit increased $247,000 during the second quarter of 2013 compared to the same period in 2012.

Similar to the three-month results, Nationwide’s gross margin declined during the six-month period ended June 30, 2013, compared to the same period in the prior year. Overall product mix, cost increases from overseas, and competitive pricing pressure were contributing factors to the decline. However, as Nationwide was able to improve its total revenue this period over the same period in 2012, it increased its total gross profit $384,000, or nearly 10%.

Selling and general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees, general corporate overhead and certain engineering expenses.

During the second quarter of 2013, our SG&A was $5,580,000, or 28.7% as a percentage of revenue, compared to $4,721,000, or 31.0% of revenue during the same three-month period in 2012. The most significant items contributing to the increase are the incremental variable costs associated with the additional Retail revenue generated at Florida Pneumatic, which includes among other things, commissions, warranty costs, freight out and advertising/promotional fees, aggregating $871,000. Further, our second quarter of 2013 SG&A compensation, which is comprised of base salaries and wages, associated payroll taxes and employee benefits and accrued performance-based bonus incentives increased $190,000, when compared to the same period in the prior year. The aforementioned increases were partially offset by reductions in depreciation and amortization expenses of $163,000, and accrued estimated potential penalties, interest and related fees and expenses of $167,000, recorded during the second quarter of 2012 in connection with unpaid import duty relating to certain products imported by Florida Pneumatic during the period from January 1, 2009 through June 19, 2012, which did not reoccur in the second quarter of 2013.

Our SG&A for the six-month period ended June 30, 2013 was $12,212,000, compared to $9,461,000 incurred during the same period in 2012.  Stated as a percentage of revenue, our SG&A for the first six months of 2013 was 30.4%, compared to 32.0%, during the same period in the prior year. As noted earlier, this is primarily the result of increased Retail revenue at Florida Pneumatic from sales to The Home Depot, our variable expenses, which include commissions, warranty costs, freight out and advertising and promotional expenses, increased an aggregate amount of $2,112,000. Additionally, included in our first quarter 2013 SG&A, was a one-time marketing fee of $700,000 incurred by Florida Pneumatic in connection with the initial roll-out to The Home Depot. Compensation, which includes wages, associated payroll taxes and employee benefits and performance-based bonus incentives, which are driven primarily by net earnings, increased $367,000. Partially offsetting the previous increases were reductions in our depreciation and amortization costs of $310,000. Further, as discussed above during the second quarter of 2012, we recorded a charge of $167,000 for estimated potential penalties and related fees and expenses in connection with unpaid import duty relating to certain products imported by Florida Pneumatic during the period from January 1, 2009 through June 19, 2012, which did not occur in 2013.

Interest

Our net interest expense during the second quarter of 2013 was $118,000, compared to $133,000 for the same period in the prior year. Significant factors affecting interest expense was a reduction in the applicable loan margins that are added to both our LIBOR (London InterBank Offered Rate) or Base Rate, as defined in the Credit Agreement, borrowings. The impact of the lower interest rates were countered by an increase in the average balance of our short-term borrowings during the second quarter of 2013, compared to the same period in the prior year. The average balance of short-term borrowings during the second quarter of 2013 was $8,720,000, compared to $6,645,000, during the same three-month period in 2012.

Interest expense for the six-month period ended June 30, 2013 was $227,000, compared to $275,000 for the same period in 2012.  Similar to our results for the quarterly analysis, this reduction is due to a reduction in the applicable loan margins that added to our LIBOR or Base Rate, borrowings, countered by an increase in the average balance of our short-term borrowings during the first six months of 2013, which was $7,986,000 compared to $6,383,000, during the same period in 2012.

Income Taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. During the third quarter of 2012 we reversed the valuation allowance on our federal deferred tax assets. Prior to this reversal, in lieu of recording a tax expense, we adjusted the then in place valuation allowance, thus creating minimal effective tax rates that would have been applied to our pretax income. With the valuation allowance removed, current and future tax provisions will more significantly impact our after-tax earnings, as well as our earnings per share. As a result, our effective tax rate for the three and six-months ended June 30, 2013 were 37.7% and 37.6%, respectively, compared to 3.3% and 3.2%, respectively, for the three and six-month periods ended June 30, 2012. The effective tax rate for all periods differed from the U.S. federal statutory rate of 34% primarily due to state taxes and nondeductible expenses.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, August 12, 2013, at 11:00 A.M., Eastern Time to discuss its second quarter of 2013 results. Investors and other interested parties can listen to the call by dialing 866-548-2699, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 14, 2013.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2013 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousand $)	June 30, 2013	December 31, 2012
	(Unaudited)	(NOTE 1)
Assets
Cash	$905	$695
Accounts receivable - net	11,928	6,675
Inventories - net	23,292	24,073
Deferred income taxes - net	1,139	1,139
Prepaid expenses and other current assets	838	547

Total current assets	38,102	33,129

Net property and equipment	10,616	11,102
Goodwill	5,150	5,150
Other intangible assets - net	1,618	1,752
Deferred income taxes – net	2,427	3,211
Other assets – net	745	813
Total assets	$58,658	$55,157

Liabilities and Shareholders’ Equity
Short-term borrowings	$6,613	$2,793
Accounts payable	3,751	4,843
Accrued liabilities	3,632	4,332
Current maturities of long-term debt	460	460

Total current liabilities	14,456	12,428

Long-term debt, less current maturities	7,133	7,363
Other Liabilities	270	278

Total liabilities	21,859	20,069

Total shareholders' equity	36,799	35,088

Total liabilities and shareholders' equity	$58,658	$55,157

NOTE-1

The unaudited consolidated condensed balance sheet information as of December 31, 2012 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$19,476	$15,241	$40,185	$29,558
Cost of sales	12,374	9,564	25,349	18,270
Gross profit	7,102	5,677	14,836	11,288
Selling, general and admin expenses	5,580	4,721	12,212	9,461
Operating income	1,522	956	2,624	1,827
Interest expense	118	133	227	275
Income before income taxes	1,404	823	2,397	1,552
Income tax expense	529	27	901	50
Net income	$875	$796	$1,496	$1,502

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